Exhibit 16.1

Robnett & Company, LP	13809 Research Blvd. Ste. 900 Austin, TX 78750 Ph. 512.258.8584 Fax 512.258.9045	www.robnettcpa.com
Certified Public Accounts & Consultants

January 16, 2009

Securities and Exchange Commission

Office of the Chief Accountant

100 F Street, N.E.

Washington, DC 20549

Dear Sir/Madam:

We have read the statements included in the Form 8-K dated December 23, 2008, of Oregon Gold Corp., filed with the Securities and Exchange Commission and are in agreement with the statements contained in item 4.01 regarding our firm.  We are not in a position to agree or disagree with the statements in Item 4.01 regarding the engagement of another auditor.

Sincerely,

/s/ Robnett & Co LP

Robnett & Company, LP